THE STEPHAN CO.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held August 21,1998

To the Stockholders:

		The Annual Meeting of the Stockholders of The Stephan Co. (the "Company") will be held on Friday, August 21, 1998, at 10:00 A.M., local time, at The Fort Lauderdale Marriott North, 6650 North Andrews Avenue, Fort Lauderdale, Florida, 33309, for the following purposes:

I.  To elect members of the Company's Board of Directors;

II. To consider and approve an amendment to the Company's By-Laws to provide for the classification of the Board of Directors into three classes; and

III. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

		The Board of Directors has fixed the close of business on June 30,1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Company's 1998 Annual Meeting of Stockholders
(the "Meeting").  Only stockholders of record at the close of business on this date will be entitled to notice of, and to vote at, the Meeting or any adjournment(s) thereof.

                                          By Order of the Board of Directors




                                  				   PETER FEROLA
                                  				   Secretary

July 10, 1998

YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED
PROXY AND RETURN IT PROMPTLY IN THE POSTAGE PREPAID ENVELOPE WHICH HAS BEEN PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND
THE MEETING IN PERSON. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE YOUR RIGHT TO VOTE YOUR SHARES PERSONALLY

PROXY STATEMENT
THE STEPHAN CO.

Annual Meeting of Stockholders
To Be Held on August 21, 1998


GENERAL INFORMATION

	This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Stephan Co. (the "Company"), a Florida corporation, for use at the 1998 Annual Meeting of Stockholders to be held on August 21, 1998 and at any adjournment(s) thereof (the "Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Meeting is to be held at The Fort Lauderdale Marriott North, located at 6650 North Andrews Avenue, Fort Lauderdale, Florida, 33309, at 10:00 A.M., local time.

	The principal executive offices of the Company are located at 1850 West McNab
Road, Fort Lauderdale, Florida (telephone no. 954-971-0600).  The enclosed proxy and this proxy statement are being first sent to stockholders of the
Company on or about July 10, 1998.

Quorum; Received Votes; Solicitation and Revocation.

	Proxies in the form enclosed are solicited by, or on behalf of, the Company's
Board of Directors.  The persons named in the proxy have been designated as proxies by the Board of Directors.  If a quorum, consisting of the presence
(in person or by proxy) of holders of a majority of the outstanding shares of common stock, $.01 par value, of the Company (the "Common Stock"), exists at the
Meeting, (i) the directors shall be elected by the affirmative vote of a plurality of the shares of Common Stock cast at the Meeting; (ii) the amendment to the Company's By-Laws to provide for the classification of the Board of
Directors shall be approved by the affirmative vote of a majority of the shares of common stock present in person or by proxy at the Meeting; and (iii) approval of any other matters which may properly come before the Meeting shall, subject to applicable law, require that the affirmative votes favoring such matter exceed the votes cast opposing such matter at the Meeting.  Abstentions and shares of record held by a broker or nominee ("Broker Shares") that are voted on any proposal will be included in determining the existence of a quorum.
Broker Shares that are not voted on any matter will be treated as shares as to which voting power has been withheld by the beneficial owner of such shares and, therefore, as shares not entitled to vote on the proposal, and will not be included in determining the existence of a quorum.  Because only a plurality of shares is required, abstentions and non-voted Broker Shares will not have an effect on the outcome of the election of the six nominees for directors.  A "withheld" vote will be treated equivalent to an abstention.

Shares represented by properly executed proxies received by the Company will be voted at the Meeting in the manner specified therein or, if no specification is made, will be voted (i) "FOR" the election of all six of the nominees for directors named herein in the classes as set forth herein; and (ii) "FOR" the approval of the amendment to the Company's By-Laws to provide for the classification of the Board of Directors. If the proposal with respect to the classification of the Board of Directors is not adopted, proxies solicited by the Board of Directors will be voted for the election of the six nominees named herein, each to serve until the next Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified.

In the event that any other matters are properly presented at the Meeting for action, the persons named in the enclosed proxy will vote the proxies (which confer authority upon them to vote on any such matters) in accordance with their judgment. Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time before it is exercised by written notification delivered to the Secretary of the Company, by voting in person at the Meeting, or by duly executing and delivering another proxy bearing a later date. Attendance by a stockholder at the Meeting does not alone serve to revoke his or her proxy.

The solicitation of proxies will be made primarily by mail but, in addition, may be made by directors, officers and employees of the Company personally or by telephone or telegraph, without extra compensation. Brokers, nominees and fiduciaries will be reimbursed for their out-of-pocket and clerical expenses in transmitting proxies and related material to beneficial owners. The costs of soliciting proxies will be borne by the Company. It is estimated that said costs will be nominal.

The Company's Annual Report to Stockholders for the fiscal year ended
December 31, 1997, which contains audited financial statements, is being mailed with this Proxy Statement to all persons who were stockholders of record as of the close of business on June 30, 1998. Additional copies of the Annual Report will be provided free of charge upon written request to the Company, at 1850 West McNab Road, Fort Lauderdale, Florida 33309, Attn.: Secretary.

Record Date; Voting

	The Company's Board of Directors has fixed the close of business on June 30,
1998 as the record date (the "Record Date") for the determination of stockholders of the Company who are entitled to receive notice of, and vote at, the meeting.  At the close of business on the Record Date, an aggregate of
4,725,858 shares of Common Stock were issued and outstanding, each of which is entitled to one vote on each matter to be voted upon at the Meeting.  The
Company's stockholders do not have cumulative voting rights.  The Company has no other class of voting securities entitled to vote at the Meeting.



SECURITY OWNERSHIP

Security Ownership by Certain Beneficial Owner

The following table sets forth, as of the Record Date, certain information as to the stockholder (other than directors, nominees and executive officers of the Company) which is known by the Company to beneficially own more than 5% of the Common Stock (based solely upon a filing on Schedule 13G made by said holder with the Securities and Exchange Commission on February 14, 1998, pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act")):

                                 Number of Shares
Name and Address       Beneficially              Percent
of Beneficial Owner       Owned (1)              of Class

FMR Corp.(2)               412,200                 8.72%
82 Devonshire St.
Boston, Mass. 02109-7614

(1)	Beneficial ownership, as reported in the above table, has been determined in accordance with Rule 13d-3 under the Exchange Act.

(2)	Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., is a beneficial owner of the shares reflected above as a result of acting as a registered investment adviser to various registered investment companies. One such company, Fidelity Low-Priced Stock Fund, owns the shares reflected above. FMR Corp., through its control of Fidelity, has sole voting power with respect to none of the above indicated shares and sole power to dispose of all the above indicated shares.

Ownership by Management

	The following table sets forth, as of the Record Date, certain information concerning beneficial ownership of Common Stock by each nominee for election as a director of the Company, the Named Executives, as defined below, and all current directors and executive officers of the Company as a group (based solely upon information furnished by such persons):

                                     Number of Shares
                               		    Beneficially      Percent
Name and Address of Beneficial Owner (1) Owned(1)      of Class

Thomas M. D'Ambrosio. . . . . . 	  	   216,714(2)        4.58%
John DePinto. . . . . . . . . . 		     134,452(2)        2.83%
Frank F. Ferola . . . . . . . . 		     585,935(2)(4)(5) 12.27%
Curtis Carlson. . . . . . . . .  		     14,150(2)        (3)
Leonard Genovese. . . . . . . .   		     6,062(2)        (3)
Shouky Shaheen . . . . . . . . .       307,058(6)       6.49%
Peter Ferola . . . . . . . . . . 		     45,000(2)        (3)
David Spiegel . . . . . . . . .   		     9,000(2)        (3)
Franc Ferola . . . . . . . . . .        45,000(2)        (3)
Sam Lazar. . . . . . . . . .              (3)            (3)
Lucille Murphy. . . . . . . . .         22,500(2)        (3)
John Incitti. . . . . . . .  . .         3,000(2)        (3)

All executive officers and directors
  as a group (12 persons). . . .	   1,388,871(2)        28.15%

(1)	Beneficial ownership, as reported in the above table, has been determined in accordance with Rule 13d-3 under the Exchange Act.  Unless otherwise indicated, beneficial ownership includes both sole voting and sole dispositive power.  The business address of each person, for purposes hereof, is C/O The Stephan Co.,
1850 West McNab Road, Fort Lauderdale, Florida, 33309.

(2)	Includes the following shares that may be acquired upon the exercise of options by the specified person(s) within 60 days of the Record Date: Mr. John DePinto - 21,248; Mr. Frank Ferola - 50,000; Mr. Curtis Carlson - 10,124; Mr.
Leonard Genovese - 5062; Mr. Peter Ferola - 45,000; Mr.   David Spiegel -
9,000; Mr. Franc Ferola - 45,000; Ms. Lucille Murphy - 22,500; and all executive officers and directors as a group 207,934.

(3)	Represents less than 1%.

(4)	Does not include 79,195 shares covered by options granted to Mr. Ferola, whose exercise is contingent on certain increases in the Company's Common Stock price, as more fully set forth in the "Executive Compensation" section hereof.

(5)	Includes 15,305 shares owned by Mr. Frank Ferola's personal charitable foundation, of which Mr. Ferola is a co-trustee.

(6)  Includes 214,941 shares issued to Shaheen & Co., Inc. and SAS Co., Inc.
and 92,117 shares held in escrow issued to Shaheen & Co., Inc. and SAS Co., Inc. pursuant to the Asset Purchase Agreement by and among Morris Flamingo-Stephan, Inc., The Company, Morris-Flamingo, L.P., Morris-Flamingo Beauty Products, Inc., Shaheen & Co., Inc. and Shouky A. Shaheen, as to which Mr. Shaheen has sole voting power.

          PROPOSAL I:   ELECTION OF DIRECTORS

The entire Board of Directors, presently consisting of five members, is to be elected at the Meeting. The Company's By-Laws provide that the number of directors shall be set from time to time by resolution of the Board of Directors and must be a minimum of one director. The Board of Directors has, by resolution, set the size of the Board at six members effective as of the date of the meeting. Each of the six nominees listed below, including a nominee who is not a member of the Board, has consented to being named in this Proxy Statement and to serving as directors if elected. In the unexpected event that any of such nominees should become unable to or for good cause will not serve, it is intended that proxies will be voted for substitute nominee(s) designated by the current Board of Directors. The Board has no reason to believe that any of the named nominees will be unable or unwilling to stand for election.

At the Meeting, the shares represented by the proxies in the accompanying form, unless otherwise specified, will be voted in favor of the election of each of the six nominees, which includes a nominee which is currently not a member of the board, listed on the accompanying form of proxy. If Proposal II with respect to the classification of the Board of Directors is adopted, it is intended that proxies solicited by the Board of Directors will be voted for the election of Messrs. DePinto and Shaheen to Class I of the Board of Directors for an initial term expiring at the 1999 Annual Meeting of Stockholders; the election of Messrs. Genovese and Carlson to Class II of the Board of Directors for an initial term of two years expiring at the 2000 Annual Meeting; and the election of Messrs. Ferola and D'Ambrosio to Class III of the Board of Directors for an initial term of three years expiring at the 2001 Annual Meeting of stockholders. See "Proposal II: Amendment of the Company's By-Laws to Provide for Classification of the Board of Directors". If
Proposal II is not adopted it is intended that proxies solicited by the Board of Directors will be voted for the election of six nominees named each until such time until the Annual Meeting of Stockholders or until their respective successors are duly elected. Proxies cannot be voted for a greater number of persons than the number of nominees named. Directors will be elected by a plurality of the affirmative votes cast by the holders of shares of Common Stock at the Meeting (assuming a quorum exists).

                     	Set forth below is certain information with respect to
each nominee for election as a director of the Company at the Meeting (based solely on information furnished by such persons):
               		Age   	   Year of First  	Principal Occupations
              		(as of  	   Election as   		During Past Five Years;
Name 			         7-1-98)     a Director    		Other Directorships

Class I

John DePinto        80          1980      		  Retired executive for
(1)(2)					                                   more than the last five
                                   					      years.

Shouky A. Shaheen   66                     			For more than the past
(3)				                                       five years, President of
                                              Shaheen and Co.  Mr.
			                                           Shaheen was also the former
                                           			Owner of Morris Flamingo,
                                           			L.P. which was acquired by
                                           			the Company in March 1998.

Class II

Leonard Genovese    63          1997        		For more than the past
(1)(2)(4)                             			    	five years, Chairman &
                                              Chief Executive Officer of
                                              Genovese Drug, Inc., an
                                              American Stock Exchange listed
                                              company.  Mr. Genovese is a
                                              director of three other
                                              publicly listed companies:
                                              T.R. Financial, Aid Auto
                                              Stores, and Kellwood Co.

Curtis Carlson    	 45     	   1996 		        For more than the past
(1)(2)                             				       five years, partner in
                                              the law firm of Carlson &
                                  				       	Bales, PA, a Miami-based
                                         					law firm.

Class III

Frank F. Ferola    	55         	1980     	   	For more than the past
                                       							five years, Chairman of
                                       							the Board, President and
                                      				 			Chief Executive Officer
                            			             		of the Company.

Thomas M.           69          1980         For more than the past five
D'Ambrosio(5)                                years, Vice President and, since
                                      							March 1989, Treasurer of the
                                      							Company; practicing attorney.


(1)	Member of the Audit Committee.

(2)	Member of the Stock Option and Compensation Committee

(3)	Mr. Shaheen has been nominated for the first time as a director.
It is expected that if Mr. Shaheen is elected as a director he will be selected by the Company's full Board to serve on the Stock Option and Compensation Committee.

(4)	Mr. Genovese was selected as a director to fill the vacancy caused by the resignation of W. Gregg Baldwin in 1997.

(5)	Mr. D'Ambrosio has stated that he intends to devote approximately 30%
of his business time to the affairs of the Company.

The Board of Directors unanimously recommends a vote "FOR" the election of all the six nominees named above as directors of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In fiscal year 1997, the Company paid to Carlson & Bales, P.A., a law firm of which Mr. Carlson is a partner, approximately $88,000 for legal services rendered by such firm to the Company.

Board of Directors; Committees of the Board

The Board of Directors met five times during fiscal year 1997. During fiscal year 1997, no director attended fewer than 75% of the total number of meetings of the Board and of the committees of the Board on which he served. The Board has established two standing committees, consisting of an Audit Committee, and a Stock Option and Compensation Committee. The current functions of such committees are as follows:

The Audit Committee, which held one meeting during fiscal 1997, reviews the internal and external audit functions of the Company and makes recommendations to the Board of Directors with respect thereto. It also has primary responsibility for the formulation and development of the auditing policies and procedures of the Company, and for making recommendations to the Board of Directors with respect to the selection of the Company's independent auditing firm. The Chairman of this Committee is Curtis Carlson.

The Stock Option and Compensation Committee, which held one meeting during fiscal 1997, has primary responsibility for the administration of the Company's 1990 Key Employee Stock Incentive Plan, including primary responsibility for the granting of options thereunder. The Committee is also responsible for establishing the overall philosophy of the Company's executive compensation program and overseeing the executive compensation plan developed to execute the Company's compensation strategy. The Chairman of this Committee is Curtis Carlson.

Compensation of Directors

	All directors of the Company are compensated for their services by payment of
$300 for each Board Meeting attended.

	During fiscal 1997, options to purchase an aggregate of 15,186 shares of Common Stock, at exercise prices of $10.75 per share for 10,124 shares and $12.19 for 5,062 shares respectively, were granted by the Company to directors of the Company who were not employees or regularly retained consultants of the Company (each, an "Outside Director") pursuant to the Company's 1990 Outside Directors' Stock Option Plan.

Under such Plan, each Outside Director is automatically granted, upon such person's election or re-election to serve as a director of the Company, an option exercisable over five years, to purchase Common Stock. Upon initial election to the Board of Directors, an Outside Director is granted an option to purchase 5,062 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock as of the date of grant. An option to purchase an additional 5,062 shares of Common Stock is granted to each incumbent Outside Director during each fiscal year of the Company thereafter on the earlier of (i) June 30, or (ii) the date on which the stockholders of the Company elect directors at an Annual Meeting of such stockholders or any adjournment thereof. The aggregate number of shares of Common Stock reserved for grant under the Outside Directors' Stock Option Plan (as adjusted for stock splits) is 202,500, of which options covering 49,558 shares are outstanding.

Executive Officers

	The executive officers of the Company consist of Mr. Frank Ferola, President,
Chairman of the Board and Chief Executive Officer; Thomas M. D'Ambrosio, Vice
President and Treasurer; David A. Spiegel, Chief Financial Officer; Peter
Ferola, Vice President/Administration and Secretary; Lucille Murphy, President/
Old 97 Company, a wholly-owned subsidiary of the Company; Franc Ferola, Vice
President/Operations; Gerald Kotch, President/Trevor Sorbie of America, Inc., a
wholly-owned subsidiary of he Company; Mr. John Incitti, President/Williamsport
Barber and Beauty Supply Corporation; and Samuel Lazar, President/Scientific
Research Products, Inc. of Delaware, a wholly-owned subsidiary of the
Company.

The following sets forth certain information with respect to the executive officers of the Company who are not directors (based solely on information furnished by such persons):

Mr. David A. Spiegel, 49, was appointed as Chief Financial Officer in January 1994. For more than the past four years prior to 1994, Mr. Spiegel had been a certified public accountant, engaged in private practice. For more than the five years prior to 1994, Mr. Spiegel was the independent public accountant for the Company.

Mr. Peter Ferola, 29, was appointed as Vice President/Administration in January 1996. For more than the past five years, Mr. Ferola has been employed by the Company in various capacities. In February 1997, Mr. Ferola was selected as Secretary of the Company to fill the vacancy caused by the death of Mr. Stephen Letizia. Mr. Ferola had previously been the Company's Assistant Secretary.

Ms. Lucille Murphy, 50, was appointed as President of Old 97 Company in January 1996. For more than the past five years Ms. Murphy has been employed by Old 97 Company, a wholly-owned subsidiary of the Company.

Mr. Sam Lazar, 52, was appointed as President of Scientific Research Products, Inc. of Delaware, a wholly-owned subsidiary of the Company, in April 1994, when such company was acquired by the Company, a position which he held for over five years prior to the acquisition.

Mr. John Incitti, 53, was appointed to President of Williamsport Barber and Beauty Corporation, a wholly-owned subsidiary of the Company, in August 1997. For more than the past five years, Mr. Incitti has been employed by Williamsport Barber and Beauty Corporation.

Mr. Franc Ferola, 32, was appointed as Vice President/Operations in January 1996. For more than the past five years, Mr. Ferola has been employed by the Company in various capacities.

Mr. Gerald Kotch, 62, was appointed President of Trevor Sorbie of America, Inc., a wholly-owned subsidiary of the Company, in March 1998, to fill the vacancy caused by the resignation of Charles V. Hall.

Peter Ferola and Franc Ferola are brothers and sons of Frank Ferola.

EXECUTIVE COMPENSATION

The following table sets forth information for the fiscal years ended December 31, 1997, December 31, 1996 and December 31, 1995, with respect to compensation earned by the Company's Chief Executive Officer and the six other executive officers of the Company serving at the end of fiscal year 1997 who received a total of salary and bonus in excess of $100,000 during fiscal 1997 (the "Named Executives").

Summary Compensation Table

                      		 	 		                 Long-Term
             		Annual Compensation           Compensation
Name and		                          Other        Securities
Principal      Fiscal               Annual       Underlying   All Other
Position(s)     Year Salary  Bonus  Compensation Options(#)   Compensation

Frank F.        1997 $425,000 $0	      $0         59,195(1)       $0
Ferola,	        1996 $173,353 $677,030 $0         70,000(1)       $0
President,      1995 $157,594 $335,538 $0           -0-           $0
Chairman of
the Board
and Chief
Executive Officer

Sam Lazar,      1997 $134,456  $0         $0        -0-            $0
President,     	1996 $130,800	 $21,976    $0        -0-            $0
Scientific      1995 $130,800  $22,501    $0        -0-            $0
Research
Products, Inc.
Of Delaware

Franc Ferola    1997 $85,542   $25,000    $0       10,000          $0
Vice President/ 1996 $77,765   $0         $0       10,000          $0
Operations      1995 $75,000   $ 7,500    $0         -0-           $0
0
David Spiegel,  1997 $100,000  $0         $0         -0-           $0
Chief Financial 1996 $ 90,000  $15,000    $0        5,000          $0
Officer         1995 $ 80,000  $ 5,000    $0        4,000          $0

Peter Ferola,   1997  $85,542  $25,000    $0       10,000          $0
Vice President/ 1996  $77,765  $0         $0       10,000          $0
Administration  1995  $75,000  $  7,500   $0        -0-            $0

Lucille Murphy  1997  $79,310  $25,000    $0        -0-            $0
President/      1996  $72,100  $15,000    $0       7,500           $0
Old 97 Company  1995  $65,000  $0         $0        -0-            $0

John Incitti    1997  $85,891  $18,310    $0        -0-            $0
President/
Williamsport
B & B

(1)Reflects the grant of options covering 79,195 shares of Common Stock, whose exercise is contingent on certain increases in the Company's Common Stock trading price. See - "Employment and Termination Arrangements."

Stock Option Grants in the Last Fiscal Year


The following table sets forth certain information concerning stock options granted to the Chief Executive Officer and other Named Executives in fiscal year 1997. No other Named Executives were awarded options in fiscal 1997.

    		                                           Potential Realizable
                                                 Value At Assumed Annual
	          Number of  Percentage of  	           Rates of Stock Appreciation
	          Securities Total Options              for Option Term (1)
 	         Underlying	Granted to     Exercise
	          Options	   Employees in   Price Per Expiration
Name	      Granted(#) Fiscal Year(%) Share($)	 Date______		 5%	   10%

Frank F. Ferola 50,000	  74.7%       $12.88  January 207	 $405,000 $1,026,000
                 9,195(2)            $10.88  April 2002          0          0

Peter Ferola    10,000   12.6%       $12.88  January 2007   81,000    205,000


Franc Ferola    10,000   12.6%       $12.88  January 2007   81,000    205,000



(1) Potential realizable value is based on the assumption that the Common Stock appreciates at the annual rates shown (compounded annually) from the date of grant until the expiration of the option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange
Commission and do not reflect any estimate or prediction by the Company of future Common Stock price increases.

(2) Reflects options covering 9,195 shares of Common Stock whose exercise price is contingent upon the Company's Common Stock trading for 20 consecutive business days at a 30% increase over its price on the date of grant.

Options Exercised in Last Fiscal Year and Year-End Option Values

	The following table sets forth certain information at December 31, 1997, respecting exercisable and non-exercisable stock options held by the Chief Executive Officer and the other Named Executives. The Chief Executive Officer and other Named Executives did not exercise any stock options in fiscal year 1997. The table also includes the value of the "in-the-money" unexercised stock options which reflects the spread between the exercise price of the existing stock options and the year-end price of the Common Stock.

          		     	                   	      Value of
             		Number of            		      Unexercised In-
             		Unexercised Options   	      the-Money Options
             		Held at December 31,  	      at December 31,
             		1997              		         1997(1)
        				              Non-                     	           Non-
Name		      Exercisable   Exercisable       Exercisable       Exercisable

Frank F. Ferola 79,195(2)	   50,000(2)          $0                $0

Sam Lazar        -0-            -0-              -                 -

Peter Ferola    45,000          -0-           $4,300               -

David A. Spiegel 9,000          -0-             $0                 -

Franc Ferola    45,000          -0-           $4,300               -

John Incitti     -0-            -0-              -                 -

Lucille Murphy  22,500          -0-             $0                 -

(1)Based on the closing price of the Common Stock on December 31, 1997 ($13.31)

(2)Includes options covering 79,195 shares of Common Stock whose exercise is contingent on certain increases in the trading price of the Company's Common Stock. See - "Employment and Termination Arrangements."

Employment and Termination Arrangements

In 1996, Mr. Frank Ferola conditionally relinquished $335,000 (approximately 50%) of the 1995 annual bonus to which he was otherwise entitled. In consideration thereof, the Compensation Committee awarded him a five-year option to purchase 70,000 shares of the Company's Common Stock, whose exercise is contingent on the Company's Common Stock trading for 20 consecutive business days at $19.175, a 30% increase over its price on the date of grant ($14.75).
If this condition were met, Mr. Ferola would also receive a cash payment of $335,000, as a result of the increased stock price.

In 1997, Mr. Ferola conditionally relinquished $100,000 of the 1996 annual bonus to which he was otherwise entitled. In consideration thereof, the Compensation Committee awarded him a five-year option to purchase 9,195 shares of the Company's Common Stock, whose exercise is contingent on the Company's Common Stock trading for 20 consecutive business days at $14.138, a 30% increase over its price on the date of grant ($10.875). If this condition were met, Mr. Ferola would also receive a cash payment of $100,000, as a result of the increased stock price.

In January 1997, the Company entered into a new employment agreement with Mr. Ferola. The term of the agreement is three years, expiring in January 2000. Under such agreement, Mr. Ferola is to receive compensation in the amount of $425,000 per annum, subject to an annual increase of 10%, and an annual stock option grant of 50,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. In addition, Mr. Ferola is entitled to receive an annual performance bonus based on increases of at least 10% in the Company's earnings per share, as determined, by comparison to a base year of 1996, by a formula set forth in the employment agreement.

In the event of a change in control (as defined in the employment agreement) of the Company, Mr. Ferola is entitled to receive an amount equal to his base salary for the remaining term of the contract plus an additional twenty-four months' salary. In addition, under the terms of the agreement, Mr. Ferola will receive from the Company, in a lump sum payment, an amount equal to the most recent annual bonus paid multiplied by the sum of the number of years (including fractions thereof) remaining in the term of his agreement plus two.

In January 1996, the Company entered into an employment agreement with Mr. Peter Ferola, effective for three years until January 1999. Pursuant to such agreement, Peter Ferola is to receive compensation of $77,765 per annum subject to an annual increase of 10% and an annual stock option grant of 10,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. In addition, Peter Ferola is entitled to receive an annual performance bonus based on increases of at least 10% in the Company's earnings per share calculated by comparison to a base year of 1995, as determined by a formula set forth in his employment agreement. In 1998 Peter Ferola unconditionally relinquished $20,000 of his 1997 annual bonus to which he was otherwise entitled.

In the event of a change in control (as defined in the employment agreement) of the Company, Peter Ferola is entitled to receive an amount equal to his base salary for the remaining term of the contract plus an additional twelve months' salary. In addition, under the terms of the agreement, Mr. Ferola is entitled to receive from the Company, in a lump sum payment, an amount equal to the most recent annual bonus paid multiplied by the sum of the number of years (including fractions thereof) remaining in the term of his agreement plus one.

In January 1996, the Company entered into an employment agreement with Ms. Lucille Murphy, effective for three years until January 1999. Pursuant to such agreement, Ms. Murphy is entitled to receive compensation of $72,100 per annum subject to an annual increase of 10%. Under the terms of the contract, Ms. Murphy is also entitled to an annual bonus, the amount shall be determined each year by the Option and Compensation Committee.

In the event of a change in control (as defined in the employment agreement) of the Company, Ms. Murphy is entitled to receive an amount equal to her base salary for the remaining term of the contract plus an additional twelve months' salary. In addition, under the terms of the agreement, Ms. Murphy will receive from the Company, in a lump sum payment, an amount equal to the most recent annual bonus paid multiplied by the sum of the number of years (including fractions thereof) remaining in the term of her agreement plus one.

In January 1996, the Company entered into an employment agreement with Mr. Franc Ferola, effective for three years until January 1999. Pursuant to such agreement, Franc Ferola is to receive compensation of $77,765 per annum subject to an annual increase of 10% and an annual stock option grant of 10,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. In addition, Franc Ferola is entitled to receive an annual performance bonus based on increases of at least 10% in the Company's earnings per share, as determined by a formula set forth in his employment agreement calculated by comparison to a base year of 1995. In 1998 Franc Ferola unconditionally relinquished $20,000 of his 1997 annual bonus to which he was otherwise entitled.

In the event of a change in control (as defined in the employment agreement) of the Company, Franc Ferola is entitled to receive an amount equal to his base salary for the remaining term of the contract plus an additional twelve months' salary. In addition, under the terms of the agreement, Mr. Ferola is entitled to receive from the Company, in a lump sum payment, an amount equal to the most recent annual bonus paid multiplied by the sum of the number of years (including fractions thereof) remaining in the term of his agreement plus one.

	The Company is currently negotiating an employment agreement with Mr. David
A. Spiegel.

STOCK OPTION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE
COMPENSATION

	The Stock Option and Compensation Committee of the Board of Directors (the "Committee") is composed entirely of non-employee directors. The Committee is responsible for reviewing and approving policies and programs pursuant to which compensation is paid or awarded to the Company's executive officers and key employees and for administration of the Company's 1990 Key Employee Stock
Option Incentive Plan (the "Incentive Plan").

Compensation Strategy

	The Company's executive compensation program has been designed to (i) align executive compensation with shareholder interests, (ii) attract, retain and motivate a highly competent executive team, (iii) link compensation to individual and Company performance and (iv) achieve a balance between incentives for short-term and long-term results.  The Company's executive compensation package consists of the payment of base salary, annual bonus, and stock options awarded through participation in the Incentive Plan.  The
Committee reviews annually the compensation to be paid to the Company's executive officers.  In making such review, the Committee evaluates information supplied by management.  The Committee participates in the negotiation of employment contract, including provisions for salary and bonuses, with the
Company's executive officers.  Currently, pursuant to the Company's employment agreements with its executive officers, each executive officer receives a fixed annual base salary and certain executive officers, including the Chief
Executive Officer, are entitled to receive a bonus amount determined by a formula based on the Company's net earnings per share for each fiscal year during the term of the agreement.

Base Salary

Base salary for executive officers is generally determined by reference to written employment agreements between the Company and such executives. The Committee's policy is to negotiate salaries in relation to industry norms, the principal job duties and responsibilities undertaken by such executives, individual performance and other relevant criteria. A base salary comparison for the Company's Chief Executive Officers was made to a group of public companies which the Committee believes provides a meaningful comparison to the Company. Several of these companies are included in the custom composite of companies in the Standard & Poor's Midcap Consumer Products Index. See "Stock Performance Chart" below. The base salary paid to the Company's
Chief Executive Officer for fiscal year 1997 was in the middle of the range of base salary paid by such companies.

Annual Bonus

Annual bonus for the Chief Executive Officer and two other Named Executives is determined by reference to specific bonus formulae set forth in written employment agreements between the Company and such executives. If the Company's net earnings per share increase by more than 10% compared to the executives base year (i.e. 1996 for the Chief Executive Officer and 1995 for the two other Named Executives), the Chief Executive Officer is entitled to receive $20,000 and the two other Named Executives are each entitled to receive $5,000 for each 1% increase in net earnings per share above the 10% threshold. In addition, the Chief Executive Officer is entitled to receive a $100,000 bonus and the two other Named Executives are entitled to each receive a $25,000 bonus for reaching the 10% increase in net earnings per share. The Chief Executive Officer is also entitled to receive a $150,000 bonus payment and the two other Named Executives are entitled to each receive an additional $25,000 bonus payment upon the Company's attaining a 15% increase in net earnings per share compared to the base year. Annual bonus for other executives is in the discretion of the Committee.

Stock Options

Long-term incentive compensation of executives is granted through participation in the Incentive Plan. The Incentive Plan permits the Company to grant stock options to executives at a price no less than 100% of the fair market value of the Common Stock on the date of the grant. Notwithstanding contractual obligations, stock options are granted in the Committee's discretion to executive officers based upon its perception of the ability of such executive officers to influence the long-term growth and profitability of the Company. The Committee believes that providing a portion of the executive's annual incentive compensation in the form of stock options encourages the executive to share with outside shareholders the goals of increasing the value of the Company's stock and contributing to the success of the Company.

Committees Actions for Fiscal Year 1997

In determining the amount and form of executive officer compensation to be paid or awarded for fiscal year 1997, the Committee considered the criteria discussed above. In light of the Company's operating results, Peter Ferola and Franc Ferola, each unconditionally relinquished $20,000 of the annual bonus of $45,000 to which they were otherwise entitled to receive pursuant to their employment agreements. The Committee awarded stock options to Frank F. Ferola, Peter Ferola, and Franc Ferola in consideration of their overall performance and to increase the incentive for them to contribute to the financial success of the Company.

The Chief Executive Officer Compensation

The Committee approved an employment agreement in 1997 for Mr. Frank F. Ferola. In approving such agreement, the Committee authorized a base annual salary of $425,000 and an annual grant of options to purchase 50,000 shares of the Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant for Mr. Ferola. Based on the earnings formula described above, Mr. Ferola was not entitled to receive a bonus in fiscal 1997.

Section 162(m) Compliance

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally disallows a tax deduction to a public company for a compensation over $1 million annually paid to its chief executive officer and four other most highly compensated executive officers. Qualifying performance based compensation will not be subject to the deduction limitation if certain requirements are met. The Committee's current policy is to structure the performance-based portion of the compensation of the Company's executive officers (currently consisting of stock option grants and cash bonuses) in a manner that complies with Section 162(m) of the Code whenever possible and appropriate, in the judgment of the Committee.

Members of the Stock Option and Compensation Committee:
Curtis Carlson, Chairman
John DePinto
Leonard Genovese

Compensation Committee Interlocks and Insider Participation

	The Compensation Committee conducted deliberations concerning executive compensation during the last completed fiscal year. None of the Compensation Committee members are or ever were officers or employees of the Company.
During the last fiscal year, none of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity, any of whose executive offers served on the Board of Directors of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

	As a public company, the Company's directors, executive officers and more than
10% beneficial owners are subject to reporting requirements under Section
16(a) of the Securities and Exchange Act of 1934, as amended.  None of the
Company's directors, executive officers or such 10% beneficial owners delinquently filed, to the Company's knowledge, any reports required under
Section 16(a) of such Act during fiscal year 1997.

STOCK PERFORMANCE GRAPH

The line graph below compares the cumulative total stockholder return (assuming reinvestment of dividends) on the Company's Common Stock over the most recent five-year period versus the return of the Standard & Poor's Composite 500 Stock Index and a custom composite of the companies in the Standard & Poor's Midcap Consumer Products Index upon its termination in July, 1996.

                Dec. 92  Dec. 93  Dec. 94  Dec. 95  Dec. 96  Dec. 97

The Stephan Co.   $100    $123     $77      $95     $79      $82

S&P 500           $100    $110     $112     $153    $189     $252

Custom Composite  $100    $99      $70      $80     $84      $100
Index (10 Stocks)

The 10 Stock Custom Composite is made up of the companies that comprises the S&P Midcap Consumer Products Index upon its termination in July, 1996. The ten stocks are Carter-Wallace, Church & Dwight, A.T. Cross Co., First Brands Corp., Gibson Greetings, Lancaster Colony, National Presto, Perrigo Co., Stanhome Inc. and Tambrands Inc. (thru 2Q97; Co. acquired).

PROPOSAL II:  AMENDMENT OF THE COMPANY'S BY-LAWS
TO PROVIDE FOR CLASSIFICATION OF THE BOARD OF DIRECTORS

The Board of Directors has evaluated the potential vulnerability of the Company's stockholders to the threat of unfair or coercive takeover tactics and has considered certain possible responses to such threat. As a result of this review, the Board of Directors unanimously approved, and recommends to the Company's stockholders for their approval, a resolution amending Article VI,
Section 2 of the Company's By-Laws (the "By-Laws") to provide for a classified board of directors and staggered three-year terms for directors. The following description of the proposed amendment does not purport to be complete and is qualified in its entirety by reference to the text of the amendment to the By-Laws attached as Exhibit A hereto.

DESCRIPTION OF PROPOSED AMENDMENT

The By-Laws currently provide for a single class of directors with a term of office of one year. The proposed amendment would operate to divide the Board into three separate classes of directors, as nearly equal in number as possible, with each class to serve a three-year term and to be elected at different annual stockholder meetings. Following effectiveness if this Proposal, Class I will consist of two directors who will serve an initial term of one year expiring at the 1999 Annual Meeting of Stockholders, Class
II will consist of two directors who will serve for an initial term of two years expiring at the 2000 Annual Meeting of Stockholders, and Class III will consist of two directors who will serve for an initial term of three years expiring at he 2001 Annual Meeting of Stockholders. See "Proposal I: Election of Directors." Beginning with the 1999 Annual Meeting of Stockholders, at each annual meeting the Company's stockholders directors will be elected to succeed those whose terms them expire and each newly elected director will serve for a three-year term. If the amendment is not approved, the six nominees named herein will be nominated to serve for a one year term ending at the 1999 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. See "Proposal I:
Election of Directors," for information regarding the individual nominees for directors.

REASON FOR PROPOSED AMENDMENT

The Board of Directors has observed the use of certain coercive takeover tactics in recent years, including the accumulation of substantial common stock positions as a prelude to a threatened takeover or corporate restructuring, proxy fights and partial tender offers. The Board of Directors believes that the use of these tactics can place undue pressure on a corporation's board of directors and stockholders to act hastily and on incomplete information, and, therefore, can be highly disruptive to a corporation as well as result in unfair differences in treatment of stockholders who act immediately in response to an announcement of takeover and those who choose to act later, if at all.

The Board of Directors believes that a classified board of directors would serve the best interests of the Company and its stockholders by promoting the stability of the Company and its business. Because directors will be serving for longer terms which expire at different times, the Board of Directors believes that a classified board will promote continuity of management and, thereby enhance the ability of the Company to carry out long-range plans and goals for its benefit and the benefit of stockholders. Although the Company has not experienced difficulties in the past in maintaining continuity of the Board and management, the Board of Directors believes that a classified Board will assist the Company in maintaining this continuity of management in the future. In addition, the proposed amendment has certain anti-takeover effects that the Board believes will deter unsolicited takeover attempts and protect the value of each stockholder's investment in the Company.

A classified board of directors would also extend the time it would take for a majority stockholder to obtain control of the Board of Directors, thereby limiting abusive takeover tactics. Assuming each class of directors is equal in size, a majority stockholder could not obtain control of the Board until the second annual meeting of the stockholders after it acquired a majority of the Common Stock. During such time, the Board of Directors would have a better opportunity to negotiate with any such majority stockholder to obtain more favorable price and terms in any merger or tender offer.

The amendment is not being recommended in response to any specific effort of which the Company is aware to accumulate the Common Stock or to obtain control of the Company or the Board of Directors.

POSSIBLE CONSEQUENCES OF THE ANTI-TAKEOVER EFFECTS OF THE
PROPOSAL

While the proposed amendment to the By-Laws gives added protection to the Company's stockholders, it may also have the effect of making more difficult and discouraging a merger, tender offer or proxy fight, even if such transaction or occurrence may be favorable to the interests of some or all of the Company's stockholders. The amendment may also delay the assumption of control by a holder of a large block of the Common Stock and the removal of incumbent management, even if such removal might be beneficial to some or all of the stockholders. Furthermore, the amendment may have the effect of frustrating certain types of future takeover attempts that might not be approved by the incumbent Board of Directors, but that the holders of a majority of the shares of Common Stock may deem to be in their best interests or in which the stockholders may receive a substantial premium over prevailing market prices for their stock. By having the effect of discouraging takeover attempts, the proposed amendment also could have the incidental effect of inhibiting certain changes in management (some or all of the members of which might be replaced in the course of a change in control) and also the temporary fluctuations in the market price of the Common Stock that could result from actual or rumored takeover attempts.

The Board of Directors recognizes that a takeover might in some circumstances be beneficial to some or all of the Company's stockholders but, nevertheless, believes that the stockholders as a whole will benefit from the adoption of the amendment to the By-Laws. The Board of Directors further believes that it is preferable to act on the proposed amendment when it can be considered carefully rather than during an unsolicited bid for control.

VOTE REQUIRED FOR APPROVAL

Approval of the amendment to the By-Laws will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
APPROVAL OF THE AMENDMENT TO THE BY-LAWS TO PROVIDE FOR
THE CLASSIFICATION OF THE BOARD OF DIRECTORS.

INDEPENDENT AUDITORS

Pursuant to a recommendation of the Audit Committee, the Board of Directors has selected and retained the firm of Deloitte & Touche to act as independent certified public accountants for the Company for the 1998 fiscal year. Representatives of Deloitte & Touche are expected to be present at the Meeting, to have the opportunity to make a statement, if they so desire, and to be available to respond to appropriate questions.

OTHER MATTERS

At the date of this Proxy Statement, the Board of Directors has no knowledge of any business which will be presented for consideration at the Meeting, other than as described above. If any other matter or matters are properly brought before the Meeting or any adjournment(s) thereof, it is the intention of the persons named in the accompanying form of proxy to vote all proxies on such matter(s) in accordance with their judgment.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any proposal which is intended to be presented by any stockholder for action at the 1999 Annual Meeting of Stockholders must be received in writing by the Secretary of the Company at 1850 West McNab Road, Fort Lauderdale, Florida 33309, not later than January 19, 1999, in order for such proposal to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to the 1999 Annual Meeting of Stockholders.

 				By Order of the Board of Directors




 				Peter Ferola
 				Secretary

Dated: July 10, 1998